BioTime, Inc.
6121 Hollis Street
Emeryville, CA 94608
Tel: 510-350-2940
Fax: 510-350-2948

For Further Information:
Judith Segall (510) 350-2940

FOR IMMEDIATE RELEASE
June 19, 2006

BIOTIME ANNOUNCES SECOND QUARTER HEXTEND REVENUE

EMERYVILLE, CA, June 19, 2006 - BioTime, Inc. (OTCBB:BTIM) today announced royalty revenue to be recognized in the second quarter ended June 30, 2006. BioTime received $99,957 in royalties from Hospira based on Hextend sales during the three months ended March 31, 2006. BioTime recognizes royalty revenues during the fiscal quarter in which the payments are received rather than when the sales that generated the royalties occurred. Accordingly, this revenue will be recognized in our financial statements for the second quarter ending June 30, 2006.

Royalty revenues on sales during the three months ended March 31, 2006 decreased 33% from $148,727 in royalties received during the same period last year. The decrease is due to a decline in sales volume during the first quarter. Sales of Hextend during this period of 2006 may reflect purchasing practices of certain wholesale distributors who increased their purchases of inventory during the last quarter of the year, with a corresponding reduction in purchases during the first quarter of the following year. Preliminary reports indicated an increase of 40% in the number of units of Hextend sold to hospitals in the first two months of the second quarter compared to the same period in 2005. The actual amount of royalties that will be payable to BioTime for sales made during the second quarter cannot yet be determined and will depend upon the dollar amount of sales for the full period, adjusted for any returns and discounts allowed.

Sales to the U.S. Armed forces also declined during the period. The Armed Forces purchased smaller quantities of Hextend during January and February 2006 than during the same period last year, but began purchasing larger amounts again during March and April 2006. This purchasing pattern reflects the fact that the Armed Forces purchase Hextend through intermittent, large volume orders.

About BioTime, Inc.

BioTime, headquartered in Emeryville, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product Hextend is manufactured and distributed in the U.S. and Canada by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements. Information about BioTime can be found on the web at www.biotimeinc.com.

Hextend®, PentaLyte®, and HetaCool® are registered trademarks of BioTime, Inc.

Forward Looking Statements

The matters discussed in this press release include forward-looking statements which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated. Such risks and uncertainties include but are not limited to the results of clinical trials of BioTime products; the ability of BioTime and its licensees to obtain additional FDA and foreign regulatory approval to market BioTime products; competition from products manufactured and sold or being developed by other companies; and the price of and demand for BioTime products. Other risk factors are discussed in BioTime’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.